Exhibit 10.18

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

Aptorum Group Limited

as Issuer

and

Jurchen Investment Corporation

as Guarantor

and

Peace Range Limited

as Subscriber

US$15,000,000 8.00 per cent. Convertible Bonds due 2019 convertible into shares of Aptorum Group Limited

6 April 2018

THIS AGREEMENT is made on 6 April 2018 (the “Signing Date”) between

(1)	APTORUM GROUP LIMITED, a Cayman Islands exempted limited liability company with Hong Kong business registration number no. F0023235 with a registered address of Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands (the “Issuer”);

(2)	JURCHEN INVESTMENT CORPORATION a company incorporated with limited liability under the laws of British Virgin Islands with business registration no. 511328 with a registered office is at Vistra Corporation Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Guarantor”); and

(3)	PEACE RANGE LIMITED a company incorporated under the laws of the British Virgin Islands with business registration no. 1839278 with a registered address at [ ](the “Subscriber”).

RECITALS

(A)	The Issuer, the Guarantor and the Subscriber have agreed to enter into this Agreement whereby the Issuer has agreed to issue US$15,000,000 in aggregate principal amount (“Principal Amount”) of 8.00 per cent. convertible bonds (the “Bonds”) due 2019 convertible into fully paid Class A ordinary shares of the Issuer (the “Shares”) as governed by the terms and subject to the terms and conditions in relation to the Bonds set out in Schedule 1 to this Agreement (the “Conditions”).

(B)	The Subscriber has agreed to subscribe the Principal Amount of the Bonds on the Issue Date.

(C)	The Bonds will be guaranteed by the Guarantor pursuant to a deed of guarantee (“Deed of Guarantee”) entered into by the Issuer and the Guarantor in favour of the holders of the Bonds.

(D)	The Bonds will be convertible into Shares upon and subsequent to the listing of the Issuer on NASDAQ or any principal stock exchange or securities market satisfactory to the Subscriber.

(E)	The Issuer, the Guarantor and the Subscriber wish to record the arrangements agreed between them for the issue of, and subscription for, the Bonds as set out below.

THE PARTIES AGREE AS FOLLOWS

1.	Interpretation

1.1	In this Agreement (including the recitals hereto), the following expressions have the following meanings:

“Account Bank” has the meaning given to it in the Conditions;

“Accounting Items” means the (I) net profit after tax, (II) cash, (III) investment and (IV) net asset value as stated in any relevant financial statement, and “Accounting Item” means any one of them;

“Account Charge” has the meaning given to it in the Conditions;

“Applicable Laws” means with respect to any person, any laws, rules, regulations, guidelines, directives, treaties, judgments, decrees, orders or notices of any government agency that is applicable to and binding on such person;

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“Affiliate” means, in relation to any specified person, any Person that directly or indirectly Controls the specified person or is directly or indirectly Controlled by the specified person, or any Person that is under direct or indirect common Control with the specified person;

“Alternative Stock Exchange” has the meaning given to it in the Conditions;

“Bondholder” has the meaning given to it in the Conditions;

“Business Days” has the meaning given to it in the Conditions;

“Claim” means, in relation to a person, any claim, allegation, cause of action, proceeding, liability, suit or demand made against the person concerned, however it arises and whether it is present or future, fixed or unascertained, actual or contingent;

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the operations and management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controls” shall be construed accordingly;

“Conversion Price” has the meaning given to it in the Conditions;

“Conversion Right” has the meaning given to it in the Conditions;

“Debt Service Reserve Account” has the meaning given to it in the Conditions;

“Direct Shareholder” means, in respect of the Subscriber, the limited partnership that directly owns 100% of the legal interest in the Subscriber as of the Signing Date;

“Encumbrance” means any encumbrance or security interest of any kind whatsoever including but not limited to a mortgage, charge, pledge, lien, hypothecation, restriction, claim, defect, right to acquire, agreement for sale and purchase, right of first refusal, right of pre-emption, option, conversion right, third party right or interest; and with respect to Intellectual Property, preference granted to third party, sub-licensing or royalty arrangement; right of set-off or counterclaim, equity, trust arrangement or any other type of preferential agreement (such as a retention of title arrangement), lease, tenancy, licence or other right of occupation, easement, restrictive covenant, caveat or similar restriction over property, any security or other interest or arrangement of any kind that in substance secures the payment of money or the performance of an obligation, or that gives a creditor priority over unsecured creditors in relation to any property or any other agreement affecting the same having similar effect or any other rights exercisable by or Claims by third parties;

“Employees’ Share Options” has the meaning given to it in the Conditions;

“Executed Private Placements” has the meaning given to it in the Conditions;

“Exposure” has the meaning given to it in the Conditions;

“First Interest Payment Date” has the meaning given to it in the Conditions;

“Group” has the meaning given to it in the Conditions;

“Intellectual Property” has the meaning given to it in the Conditions;

“Licenced IP” means any and all Intellectual Property that is licensed by or otherwise permitted to be exploited commercialized and/or use by the relevant licensor(s) under any Licence;

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“Licences” means the agreements that the relevant members of the Group have entered into prior to the Signing Date and disclosed by the Issuer to the Subscriber prior to the Signing Date, and “Licence” means any one of them;

“Interest Period” has the meaning given to it in the Conditions;

“IPO Share Price” has the meaning given to it in the Conditions;

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, properties, prospects, result of operations, profitability, shareholders’ equity or general affairs of the Issuer or of any other member of the Group taken as a whole, or the ability of the Issuer or of any other member of the Group to perform their respective obligations under the Transaction Documents or the Bonds (as applicable), or which are otherwise material in the context of the issue, offering and distribution of the Bonds;

“Market Capitalisation at IPO” has the meaning given to it in the Conditions;

“NASDAQ” means the Nasdaq Stock Market;

“Other Share Options” has the meaning given to it in the Conditions;

“Permitted Offerings” has the meaning given to it in the Conditions;

“Permitted Use of Proceeds” has the meaning given to it in the Conditions;

“Post-IPO Secondary Offerings” has the meaning given to it in the Conditions;

“Private Placements” has the meaning given to it in the Conditions;

“Related Person” has the meaning given to it in the Conditions;

“Release Conditions” has the meaning given to it in the Conditions;

“Outstanding” has the meaning given to it in the Conditions;

“QIPO” has the meaning given to it in the Conditions;

“Share Charge” has the meaning given to it in the Conditions;

A “Subsidiary” has the meaning given to it in the Conditions;

“Subsidiary Share Grants and Share Options” has the meaning given to it in the Conditions;

“Warrants” has the meaning given to it in the Conditions; and

“US dollars” and “US$” are to the lawful currency for the time being of the United States of America.

1.2	Capitalized terms used but not otherwise defined herein have the meanings given to them in the Conditions.

1.3	The Issuer, the Guarantor and the Subscriber are collectively referred to herein as the “Parties” and each individually as a “Party”.

1.4	References in this agreement to this Agreement or any other document are to this Agreement or those documents as amended, supplemented, restated or replaced from time to time and include any document which amends, supplements, restates or replaces them.

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1.5	The schedules are part of this agreement and have effect accordingly.

1.6	References to any person shall include its successors in title, permitted assigns and permitted transferees.

1.7	Save as otherwise expressly stated herein, references to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted.

1.8	In this Agreement, references to:

(a)	Recitals and Clauses are to the recitals and clauses of this Agreement;

(b)	the singular includes the plural and vice versa;

(c)	words importing gender or the neuter include both genders and the neuter; and

(d)	persons include bodies corporate or unincorporate.

1.9	Headings shall be ignored in construing this Agreement.

2.	ISSUE AND SUBSCRIPTION

2.1	Agreement to Issue Bonds

Subject to the satisfaction (or waiver) of the conditions set forth in Clause 11.1, the Issuer agrees to issue the Bonds in the Principal Amount to the Subscriber on the date falling 21 Business Days after the Signing Date, or such other date as the Issuer and the Subscriber may agree in writing (the “Issue Date”) for completion of the subscription in accordance with Clause 12 (“Issue”).

2.2	Agreement to subscribe and pay for Bonds

Subject to the terms of this Agreement, the Subscriber agrees to subscribe and pay for the Bonds in the Principal Amount at the Subscription Price (as defined below) to the order of the Issuer, subject to the Conditions, on the Issue Date.

2.3	Subscription

Subject to the satisfaction (or waiver) of the conditions set forth in Clause 11.1, the Bonds will be subscribed at a price equal to 100.0 per. cent of the Principal Amount of the Bonds on the Issue Date less (i) a fee of 2.00 per cent. of the Principal Amount (the “Structuring Fee”) payable to the Subsidiaries and (ii) any Subscriber’s Expenses (as defined in Clause 13.3) (the amount of which shall be agreed in writing between the Issuer and the Subscriber five Hong Kong business days prior to the Issue Date) (the “Subscription Price”).

2.4	Shares

The Issuer agrees that the Shares will, when allotted and issued, rank pari passu in all respects with the other shares then in issue or to be issued by the Issuer as at the Issue Date until the conversion of all the Bonds into Shares, including the rights to vote and to participate in all dividends and other distributions declared, made or paid at any time after the allotment and issue.

2.5	Transaction Documents and Contracts

(a)	The Issuer and the Subscriber shall enter into this Agreement in respect of the Bonds.

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(b)	Upon the Issue:

(i)	the terms and conditions of the Bonds shall be substantially in the form of the Conditions set out in Schedule 1 hereto; and

(ii)	the Issuer will enter into (and provide the Subscriber with copies of) the Deed of Guarantee, the Share Charge and the Account Charge. No amendment shall be made to such terms and conditions without the prior written approval of the Subscriber.

This Agreement, the Deed of Guarantee, the Share Charge, the Account Charge, an escrow agreement dated the Issue Date among the Guarantor, the Subscriber and The Law Debenture Trust (Asia) Limited as escrow agent in connection with the Share Charge, and each of the other agreements entered into by the Parties in connection with the transactions contemplated by this Agreement are together referred to as the “Contracts”. The Contracts and the Bonds are together referred to as the “Transaction Documents”.

3.	REPRESENTATIONS and WARRANTIES of the Issuer and Guarantor

3.1	Each of the Issuer and Guarantor jointly and severally represents, warrants and undertakes to the Subscriber that:

(a)	Incorporation

Each of the Issuer, the Guarantor and their respective Subsidiaries is a separate legal and independent entity duly incorporated or established and validly existing under the laws of its jurisdiction of incorporation, is in compliance with all laws and regulations to which it is subject, is not in liquidation or receivership, has full power and authority to own its properties and to conduct its business and is lawfully qualified to do business in those jurisdictions in which business is conducted by it and has full power and authority to enter into and perform its obligations under the Transaction Documents.

(b)	Validity of Transaction Documents

This Agreement has been duly authorised, executed and delivered by each of the Issuer and the Guarantor and constitutes, and the other Transaction Documents to which any of the Issuer or any member of the Group is a party have been duly authorised by each of the Issuer or such member of the Group (as the case may be), and upon due execution and delivery prior to or on the Issue Date will constitute, valid and legally binding and enforceable obligations of the Issuer or such member of the Group (as the case may be).

(c)	Validity of the Bonds

The Bonds have been duly authorised by the Issuer and, when duly executed, issued and delivered in accordance with the Conditions, the Bonds will constitute valid and legally binding obligations of the Issuer.

(d)	Status

(i)	The Bonds (when issued) will constitute direct, senior, unconditional and unsubordinated obligations of the Issuer, secured as set out in the Conditions and will at all times rank at least pari passu with all other present and future unsubordinated obligations of the Issuer (including but not limited to the Executed Private Placements) other than those preferred by statute or applicable law.

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(ii)	The payment obligations of the Guarantor under the Deed of Guarantee when entered into shall, save for such exceptions as may be provided by applicable legislation and subject to Condition 2(b) of the Conditions, at all times rank at least equally with all other present and future unsecured and unsubordinated obligations of the Guarantor.

(e)	Authorised Share Capital

As at the Signing Date and Issue Date, the authorised share capital of the Issuer is 27,864,135, of which 5,426,381 shares are designated as Class A ordinary shares and 22,437,754 shares are designated as Class B ordinary shares. The Issuer shall maintain at all times sufficient authorised but unissued share capital to satisfy the issue of Shares at the Conversion Price.

(f)	Shares

The Shares resulting from exercise of the Conversion Right, when allotted, issued and delivered in the manner contemplated by the Bonds:

(i)	will be duly and validly allotted and issued, fully-paid or credited as fully paid and non-assessable;

(ii)	will rank pari passu and carry the same rights and privileges in all respects with all other Shares then in issue and shall be entitled to all dividends and other distributions declared, paid or made thereon;

(iii)	subject to any restriction under applicable laws and lock-up restrictions as agreed by the Subscriber in Clause 9.2, will be freely transferable, free and clear of all liens, charges, Encumbrances, security interests or claims of third parties and will not be subject to calls for further funds; and

(iv)	shall be registered in the registration statement on Form F-1 which the Issuer will submit to the U.S. Securities and Exchange Commission for the purpose of the intended QIPO.

(g)	No interest in other companies

(i)	As at the Issue Date, none of the Issuer or any other member of the Group (other than the Guarantor) owns any interest in any other company, partnership, joint venture, trust, profit-sharing arrangement or other legal entity other than (a) the Subsidiaries of the Issuer and (ii) the entities disclosed to the Subscriber.

(ii)	As at the Issue Date, the Guarantor does not own any interest in any other company, partnership, joint venture, trust, profit-sharing arrangement or other legal entity other than (a) the Issuer and its Subsidiaries and (b) the entities disclosed to the Subscriber.

(h)	Pre-emptive Rights and Options

(i)	The issue of the Bonds and the Shares will not be subject to any pre-emptive or similar rights;

(ii)	Save for the Permitted Offerings that otherwise comply with the Conditions and this Agreement, there are no outstanding securities issued or contracted to be issued by the Issuer or any other member of the Group (other than the Guarantor) convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase or to subscribe for, shares of the Issuer or any other member of the Group (other than the Guarantor) and the Issuer has obtained or will obtain all consents required under the Executed Private Placements or Private Placements for the Issuer to issue the Bonds and enter into the transaction contemplated by the Bonds and the Transaction Documents;

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(iii)	Save for the Permitted Offerings that otherwise comply with the Conditions and this Agreement, there are no arrangements approved by the board of directors of the Issuer or any other member of the Group (other than the Guarantor) or a general meeting of shareholders of the Issuer or any other member of the Group (other than the Guarantor) providing for the issue or purchase of, or subscription for, Ordinary Shares or securities issued by the Issuer or any other member of the Group (other than the Guarantor) convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase or to subscribe for, shares of the Issuer or any other member of the Group (other than the Guarantor); and

(iv)	Other than in relation to the Permitted Offerings and Post-IPO Secondary Offerings that otherwise comply with the Conditions and this Agreement, no issued or unissued share capital of the Issuer or any other member of the Group (other than the Guarantor) is or, so long as any Bond remains Outstanding, will be under option or agreed conditionally or unconditionally to be put under option.

(i)	Restrictions

There are no restrictions on transfers of the Bonds or the voting or transfer of any of the Ordinary Shares or payments of dividends with respect to the Ordinary Shares pursuant to the Issuer’s memorandum and articles of association, or pursuant to any agreement or other instrument to which the Issuer is a party or by which it may be bound.

(j)	Capitalisation

All the outstanding shares, capital stock and other equity interests of the Issuer and each other member of the Group have been duly and validly authorised and issued, are fully paid and non-assessable, and were issued in compliance with applicable laws; all such shares, capital stock and equity interests are owned directly or indirectly by the relevant holders, free and clear of Encumbrances, restrictions on transfer or restrictions on voting.

(k)	Laws and Listing Rules

Each of the Issuer and the other members of the Group, and, to the best of the Issuer’s knowledge having made all reasonable enquiries, their respective directors and officers is in compliance with and will comply with all applicable laws and, upon and subsequent to the occurrence of a QIPO, the listing rules of NASDAQ or the New York Stock Exchange and any relevant regulatory authority in respect of the Listing (including, without limitation, the Financial Industry Regulatory Authority and the U.S. Securities and Exchange Commission) or, as the case may be, the Alternative Stock Exchange (the “Listing Rules”) and the Issuer will comply with all applicable laws and the applicable requirements of the Listing Rules in connection with the issue, offering and sale of the Bonds and the issue of the Shares.

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(l)	Consents

Save for:

(i)	the approval for listing of and dealing in the Shares to be granted by the NASDAQ, the New York Stock Exchange and any relevant regulatory authority in respect of the Listing (including, without limitation, the Financial Industry Regulatory Authority and the U.S. Securities and Exchange Commission) or, as the case may be, the Alternative Stock Exchange subsequent to the occurrence of a QIPO;

(ii)	the registration of the Account Charge with the Companies Registries of Hong Kong within one calendar month of the date of the Account Charge; and

(iii)	the registration requirements set out in Clause 4.8 of this Agreement,

no consent, clearance, approval, authorisation, order, registration or qualification of or with any court, governmental agency or regulatory body having jurisdiction over the Issuer or any relevant member of the Group is required and no other action or thing is required to be taken, fulfilled or done (including without limitation the obtaining of any consent or licence or the making of any filing or registration) for the execution and delivery by the Issuer or any relevant member of the Group of the Contracts, the issue, sale and delivery of the Bonds, the issue of the Shares to any subscriber, the carrying out of the other transactions contemplated by the Transaction Documents or the Bonds or the compliance by the Issuer or any relevant member of the Group with the Conditions.

(m)	Compliance

The execution, delivery and performance of the Contracts, the issue and delivery of the Bonds, the issue of the Shares resulting from exercise of the Conversion Rights, the carrying out of the other transactions contemplated by the Transaction Documents and the compliance by the Issuer or any other member of the Group with the Conditions do not and will not:

(i)	conflict with or result in a breach of any of the terms or provisions of, or constitute a default (nor has any event occurred which, with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement would result in a default) by the Issuer or any other member of the Group under, (a) the documents constituting the Issuer or the Guarantor, or (b) any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Issuer or any other member of the Group is a party or by which any of their respective assets are bound (collectively, the “Existing Obligations”) which, in the case of (b) only, has had or reasonably could be expected to have a Material Adverse Effect; or

(ii)	violate any existing applicable law, rule, regulation, judgment, order, authorisation or decree of any government, governmental or regulatory body or court, domestic or foreign, having jurisdiction over the Issuer or any other member of the Group or any of their respective assets, provided that such violations either (A) have resulted in a loss to the Issuer and/or any other member of the Group having an aggregate value of at least (if such loss is related to financing or operational matters) US$400,000, or (if such loss is in respect of all other kinds of loss) US$250,000, or (B) had or is reasonably expected to have a Material Adverse Effect; or

(iii)	upon and subsequent to the occurrence of a QIPO, infringe the rules and regulations of any stock exchange on which securities of the Issuer are listed as determined by the relevant stock exchange.

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(n)	Financial Statements

(i)	That the audited financial statements of the Issuer as of and for the two years ended 31 December 2015 and 2016 were prepared under the International Financial Reporting Standards, and the unaudited financial statements of the Issuer as of and for the two months ended 28 February 2017 and the unaudited consolidated financial statements of the Issuer and its Subsidiaries as of and for the ten months ended 31 December 2017 were prepared in accordance with the requirements of law and the Generally Accepted Accounting Principles (United States)(together, the “GAAP”) (together, the “Financial Statements”), and that they present fairly the financial condition of the Issuer and the Group as at the dates which they were prepared and the results of the operations of the Group in respect of the periods for which they were prepared, and that there has been no Material Adverse Effect or development involving a prospective Material Adverse Effect since 31 December 2017.

(ii)	Each of the Issuer and the Guarantor has reviewed the management accounts of the Issuer as of and for the two months ended 28 February 2017 and the consolidated management accounts of the Issuer and its Subsidiaries as of and for the ten months ended 31 December 2017 prepared in accordance with the requirements of law and with the GAAP (the “Management Accounts”) and such accounts present fairly and accurately in all material respects the financial position of the Issuer as at 31 December 2017, and the results of operations and changes in financial position of the Issuer for the periods in respect of which they have been prepared.

(iii)	None of the Accounting Items stated in the audited financial statements of the Issuer as of and for the two months ended 28 February 2017, and the audited consolidated financial statements of the Issuer and its Subsidiaries as of and for the ten months ended 31 December 2017 (together, the “2017 Financial Statements”), as compared to the Management Accounts, shall vary by more than US$1,500,000 (any such difference shall be irrespective of any goodwill impact due to any changes in the business nature of any member of the Group), and there is no material adverse change or development involving a prospective Material Adverse Effect since 31 December 2017.

(iv)	The Management Accounts have been prepared and presented on a basis consistent with the accounting policies normally adopted by the Issuer and the Guarantor and applied in preparing the audited financial statements of the Issuer.

(v)	Since 31 December 2017 there has been no change (nor any development or event involving a prospective change of which the Issuer or the Guarantor is, or might reasonably be expected to be, aware) which has a Material Adverse Effect to the condition (financial or other), prospects, results of operations, general affairs or profitability of the Issuer or of the Group, respectively.

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(o)	Internal Accounting and Disclosure Controls

Each of the Issuer and each other member of the Group maintains a system of internal control and accounting controls sufficient to provide reasonable assurances that:

(i)	transactions are executed in accordance with management’s general or specific authorisations and in compliance with applicable laws, rules and regulations;

(ii)	transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability;

(iii)	access to material assets is permitted only in accordance with management’s general or specific authorisation;

(iv)	the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

(v)	each of the Issuer and each other member of the Group has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of the Group’s consolidated financial statements in accordance with GAAP.

(p)	Contingent Liabilities

Save as disclosed in the Financial Statements and for any contingent liabilities and payment obligations which may arise from the provision of financing guarantees in the ordinary course of business of the Issuer and any other member of the Group, there are no outstanding guarantees or contingent payment obligations of the Issuer and such other members of the Group in respect of indebtedness of third parties (if such indebtedness is related to financing or operational matters) exceeding US$400,000, or (in respect of all other kinds of indebtedness) US$250,000, or other than those disclosed in the Financial Statements referred to in Clause 3.1(n); the Issuer and each other member of the Group is in compliance with all of its obligations under any outstanding guarantees or contingent payment obligations as disclosed in the Financial Statements referred to in Clause 3.1(n).

(q)	Off-balance Sheet Arrangements

Neither the Issuer nor any other member of the Group has any off-balance sheet transactions which, individually or in the aggregate, would, or is likely to, have a Material Adverse Effect, and neither the Issuer nor any other member of the Group has any relationships with unconsolidated entities that are contractually limited to narrow activities that facilitate the transfer of or access to assets by the Issuer or such other member of the Group, such as structured finance entities and special purpose entities that could have a Material Adverse Effect on the liquidity of the Issuer or such other member of the Group or the availability thereof or the requirements of the Issuer or such other member of the Group for capital resources. For the purposes of this Clause 3.1(q), the issue of the Bonds, the giving of the Deed of Guarantee, Account Charge and/or the Share Charge by the Issuer or the Guarantor, as the case may be, as contemplated in the Transaction Documents shall not be deemed as off-balance sheet transactions.

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(r)	Title

Each of the Issuer and each other member of the Group has good title to all real property, personal property and any other assets owned by it or any rights or interests thereto, in each case as is necessary to conduct the business now operated by it (“Assets”); and save for any charges created by operation of law and other than those set out in the Financial Statements, there are no Encumbrances or other third party rights or interests, conditions, planning consents, orders, regulations, defects or other restrictions affecting any of the Issuer or the relevant member of the Group, which could have a Material Adverse Effect on the value of such Assets, or limit, restrict or otherwise have a Material Adverse Effect on the ability of the Issuer or the relevant member of the Group to utilise or develop any such Assets and, where any such Assets are held under lease, each lease is a legal, valid, subsisting and enforceable lease.

(s)	Status of the charged security

Each of the Guarantor and the Issuer (as applicable) has and will have, directly or indirectly, as of the Issue Date, good and valid title, free and clear of all liens, Encumbrances, security interest or claims, to (i) the assets charged in favour of the Subscriber pursuant to the Share Charge and Account Charge respectively, and (ii) to the extent applicable, Assets owned by the Guarantor and the Issuer (as the case may be) or any rights or interests thereto.

(t)	Approvals

To the Issuer’s and the Guarantor’s best knowledge, information and belief (after due enquiry):

(i)	the Issuer and each other member of the Group possess all certificates, authorisations, licences, orders, consents, approvals and permits (“Approvals”) issued by, and has made all declarations and filings with, all appropriate national, state, local and other governmental and regulatory or self-regulatory agencies and bodies, all exchanges and all courts and other tribunals, domestic and foreign, necessary to own or lease, as the case may be, and to operate its assets and to conduct the business now operated by them;

(ii)	the Issuer and each other member of the Group are in compliance with the terms and conditions of all such Approvals;

(iii)	all of such Approvals are valid and in full force and effect; and

(iv)	neither the Issuer nor any other member of the Group has received any notice of proceedings relating to the revocation or modification of any such Approvals or is otherwise aware that any such revocation or modification is contemplated or threatened, except for any non-possession, non-compliance, invalidity, revocation, modification or proceedings (that if determined adversely to the Issuer or any member of the Group) would not individually or in the aggregate have any Material Adverse Effect.

(u)	Taxes and Assessments

To the Issuer’s and the Guarantor’s best knowledge, information and belief (after due enquiry):

(i)	all returns, reports and filings which ought to have been made by or in respect of the Issuer and each other member of the Group for taxation purposes have been made and all such returns, reports and filings are correct in all material respects and on a proper basis and are not the subject of any dispute with the relevant revenue or other appropriate authorities and to the best knowledge, information and belief of the Issuer and the Guarantor (after due inquiry) do not reveal any circumstances likely to give rise to any such dispute and the provisions, charges, accruals and reserves included in the financial statements are sufficient to cover all taxation of the Issuer and each other member of the Group existing in all accounting periods ended on or before the accounting reference date to which the financial statements relate whether payable then or at any time thereafter. No liability for tax which has not been provided for in the financial statements of the Issuer or any other member of the Group has arisen or has been asserted by the tax authorities against the Issuer or any other member of the Group which would have a Material Adverse Effect.

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(ii)	the Issuer and each other member of the Group have duly and in a timely manner paid all taxes that have become due, including, without limitation, all taxes reflected in the tax returns referred to in Clause 3.1(u)(i) above, or any assessment, proposed assessment, or notice, either formal or informal, received by the relevant member of the Group except for any such taxes that are being contested in good faith and by appropriate proceedings or where the failure to file or make payment would not, individually or in the aggregate, have a Material Adverse Effect.

(v)	Taxes/Duties

To the Issuer’s and the Guarantor’s best knowledge, information and belief (after due enquiry), no tax or duty (including any stamp or issuance or transfer tax or duty, any service tax and any tax or duty on capital gains or income, whether chargeable on a withholding basis or otherwise) is assessable or payable in, and no withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature is imposed or made for or on account of any income, registration, transfer, service or turnover taxes, customs or other duties or taxes of any kind, levied, collected, withheld or assessed by or within, Cayman Islands, British Virgin Islands, United States or Hong Kong or any other relevant jurisdiction or by any sub-division of or authority therein or thereof having power to tax, in connection with the creation, issue or offering of the Bonds, the Shares or the execution or delivery of the Contracts, the Bonds or the performance of the obligations hereunder or thereunder (including, without limitation, issuance of the Shares and payment of any bonus thereunder).

(w)	Litigation

To the Issuer’s and the Guarantor’s best knowledge, information and belief (after due enquiry), there are no pending actions, suits or proceedings against or affecting the Issuer or any other member of the Group or any of their respective assets, which if determined adversely to the Issuer, the Guarantor or any other member of the Company would individually or in the aggregate have a Material Adverse Effect and, to the best knowledge, information and belief of the Issuer and the Guarantor (after due enquiry), no such actions, suits or proceedings are threatened or contemplated.

(x)	Investigation

To the best knowledge, information and belief of the Issuer and the Guarantor (after due enquiry), there are no police, legal, governmental, stock exchange or regulatory inquiries or investigations nor any pending actions, suits or proceedings against or affecting the Issuer or any other member of the Group or any of their respective directors or officers (in their capacities as such), or assets, which, if determined adversely to the Issuer or any other member of the Group or any of their respective directors, officers or assets, would individually or in the aggregate have a Material Adverse Effect, and no such investigations, actions, suits or proceedings are threatened or contemplated.

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(y)	Environmental laws

To the best knowledge, information and belief of the Issuer and the Guarantor (after due enquiry), save and except where any non-compliance with Environmental Laws, non-possession, invalidity, revocation, modification, failure to receive required permits, licences or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, the Issuer and each other member of the Group (i) have received, are in compliance with and will comply with all necessary permits, licences or other approvals required of them under applicable Environmental Laws to conduct their businesses and (ii) have not received notice of any actual or potential liability under any Environmental Law.

For the purpose of this Clause 3.1(y), “Environmental Laws” means any and all supra-national, national, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licences, agreements or other governmental restrictions relating to the protection of the environment (including, without limitation, human, animal and plant life, ambient air, surface water, ground water, or land), the protection of property and proprietary rights or for the compensation of harm to the environment whether by clean-up, remediation, containment or other treatment or the payment of monies to any competent authority.

(z)	Insurance

To the best knowledge, information and belief of the Issuer and the Guarantor (after due enquiry), the Issuer and each other member of the Group have in place all insurance policies necessary for the conduct of their businesses as currently operated and for compliance with all requirements of law, such policies are in full force and effect, and all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy, and the Issuer and each other member of the Group have complied in all material respects with the terms and conditions of such policies.

(aa)	Licences

(i)	Upon the terms and conditions of each Licence, the relevant member of the Group is granted an exclusive and worldwide right to exploit, commercialise and use the Licenced IP.

(ii)	As at the Signing Date, no member of the Group has received any notice or is aware of any circumstance which could be expected to adversely affect any member of the Group’s right to exploit, commercialise and use the Licensed IP pursuant to the relevant Licence.

(iii)	Each Licence constitutes legal, valid and binding obligations of the parties to the respective Licence, enforceable against each party to the respective Licence in accordance with its terms. No Licence is voidable or liable to rescission for any reason.

(iv)	No Licence contains terms entitling any of the other parties to take a step unfavourable to any member of the Group (such as to terminate or suspend the agreement or arrangement, or to require a payment or the adoption of less favourable terms) because of the subscription of the Bonds or any other transactions contemplated by this Agreement or compliance with any provision of this Agreement.

(v)	No Licence is affected by waiver by any party thereto of any of its provisions, that could result in a Material Adverse Effect.

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(vi)	No Licence or its performance or the use of any Licenced IP by the relevant member of the Group contravenes any Applicable Law.

(vii)	To the best knowledge, information and belief of each member of the Group (after using best endeavours to complete all inquiries necessary for such confirmation), no Licence or its performance or the use of any Licenced IP by the relevant member of the Group infringes any right of any third party.

(viii)	As at the Issue Date, each:

(A)	licensee to each Licence; and

(B)	to the best knowledge, information and belief of each member of the Group (after using best endeavours to complete all inquiries necessary for such confirmation), each licensor to each Licence,

has duly complied with all its obligations under the respective Licence.

(ix)	To the best knowledge, information and belief of the Issuer and the Guarantor (after using their best endeavours to complete all inquiries necessary for such confirmation), no event has occurred which may be a ground for unilateral termination of any Licence by the licensor.

(x)	As at the Signing Date, no member of the Group has received any written notice:

(A)	alleging that any member of the Group is in breach of or in default under any Licence; or

(B)	of termination of any Licence.

(xi)	No member of the Group nor (to any member of the Group’s knowledge) any other party to a Licence is in breach of or in default under, or but for the requirements of notice or lapse of time or both would be in breach of or in default under, a Licence.

(xii)	No event has occurred or is alleged to have occurred which would (or would but for a requirement to give notice or but for lapse of time or both) be an event of default, or would give rise to an obligation to repay, or would lead to an Encumbrance becoming enforceable, in connection with any Licence, such as a Contract for financial accommodation. For the avoidance of doubt, the Encumbrance under this Clause 3.1(aa)(xii) shall not cover any Encumbrance held by or owed to a licensor pursuant to a License.

For the purpose of this Clause 3.1(aa)(xii) only, “Contract” means each agreement, arrangement, contract, covenant, deed, instrument, lease, licence, security, trust, understanding or undertaking to which any member of the Group is a party or which binds any member of the Group or any of its assets or under which any member of the Group has rights, and if the context so requires, includes a past Contract.

(xiii)	To the best knowledge, information and belief of the Issuer and the Guarantor (after using best endeavours to complete all inquiries necessary for such confirmation), there is no event, fact or circumstance which would entitle a licensor of any Licence to terminate or suspend the agreement or arrangement, or require the acceleration of a payment or the adoption of less favourable terms pursuant to the terms of a License.

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(xiv)	There has not been any act or omission by any member of the Group which would entitle a licensor to any Licence to terminate or suspend the agreement or arrangement, require the acceleration of a payment or the adoption of less favourable terms pursuant to the terms of the License.

(xv)	There is no litigation pending or threatened in connection with or arising out of any Licence. There is no dispute or Claim connected with or arising out of any Licence which may give rise to litigation that could result in a Material Adverse Effect. Nothing has happened which may give rise to litigation concerning any Licence.

(xvi)	There has been no legal or arbitral dispute, or any other dispute that could result in a Material Adverse Effect, between any member of the Group and any licensor or other party to any Licence about the validity of the Licence, the interpretation of the Licence or the performance of the Licence by any party.

(xvii)	As at the Issue Date, no member of the Group has received any notice under a Licence (such as a notice of termination, of intention to terminate, or of non-renewal, a show cause notice, a notice of exercise of an option, a notice to repay a loan, or a notice concerning enforcement of a guarantee or of an Encumbrance over any asset.

(bb)	Licenced IP

Each Licenced IP as at the Issue Date:

(i)	is legally and beneficially owned by the entity/entities who is the licensor under each respective Licence and the Issuer and the respective member of the Group shall exercise commercially reasonable efforts to procure the licensor to use its best endeavours to fully protect each Licenced IP;

(ii)	is not subject to any Encumbrance or third party interest; for clarify, the Encumbrance under this Clause 3.1(bb)(ii) shall not include any Encumbrance held by or owed to a licensor pursuant to the relevant License;

(iii)	is valid and subsisting;

(iv)	to the best knowledge, information and belief of the Issuer and the Guarantor (after using best endeavours to complete all inquiries necessary for such confirmation), does not infringe any Intellectual Property or third party rights;

(v)	is not liable to cancellation, forfeiture or modification for any reason;

(vi)	is not subject to any challenge (such as a challenge to its validity or to its registration) made or threatened; and

(vii)	to the best knowledge, information and belief of the Issuer and the Guarantor (after using best endeavours to complete all inquiries necessary for such confirmation), is not subject to any third party infringement or wrongful use.

(cc)	Related Party Transactions

Neither the Issuer nor any other member of the Group is engaged and so long as any Bond remains Outstanding, will engage, in any transactions with any related party on terms that are less favourable to the Issuer or the relevant member of the Group than those available from other parties on an arm’s length basis and such transactions as described in the audited consolidated financial statements of the Issuer, the Guarantor and the Group are true, complete and accurate and not misleading in any material respect. All related party transactions have been negotiated in good faith and on an arm’s length basis.

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(dd)	Events of Default

Prior to the Issue Date, no event has occurred or circumstance arisen which, had the Bonds already been issued, could reasonably be expected to (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement): (i) constitute an event described under “Events of Default” in Condition 11; or (ii) require an adjustment of the initial Conversion Price.

(ee)	Labour Disputes

No labour dispute having a Material Adverse Effect with the employees of the Issuer or any other member of the Group exists or, to the best knowledge, information and belief of the Issuer and the Guarantor (after due inquiry), is imminent. To the best knowledge, information and belief of the Issuer and the Guarantor (after due inquiry), neither the Issuer nor the Guarantor is aware of any existing or threatened labour disturbance by the employees of any principal suppliers, manufacturers or contractors of any member of the Group which could result in a Material Adverse Effect.

(ff)	Information

All information supplied or disclosed in writing or orally by the Issuer, each other member of the Group and their respective representatives to the Subscriber, their respective agents or professional advisers is true and accurate in all material respects and not misleading in any respect and all forecasts, opinions and estimates relating to the Issuer and each other member of the Group so supplied or disclosed have been made after due, careful and proper consideration, are based on reasonable assumptions and represent reasonable and fair expectations honestly held based on facts known to such persons (or any of them); there has been no development or occurrence relating to the financial or business condition of the Issuer or any other member of the Group (including, without limitation, with respect to any corporate event, acquisition, disposal or related matter) which is not in the public domain and which would reasonably be expected to be material to the Subscriber; and each of the Issuer and the Guarantor has disclosed all information regarding the financial or business condition of the Group, which is relevant and material in relation to the Group, in the context of the issue or offering of the Bonds.

Notwithstanding the above, all information supplied or disclosed by the Issuer, each other member of the Group and their respective representatives to the Subscriber pursuant to the terms of the Transaction Documents shall be subject to the applicable laws and/or regulation or rules of NASDAQ, an Alternative Stock Exchange, the Financial Industry Regulatory Authority or the U.S. Securities and Exchange Commission.

(gg)	Anti-Money Laundering

To the best knowledge, information and belief of the Issuer and the Guarantor (after due enquiry), the operations of the Issuer and each other member of the Group are and have been conducted at all times, and so long as any Bond remains Outstanding, will be, in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in Hong Kong, the Cayman Islands, the British Virgin Islands and the United States, and in each other jurisdiction in which such entity, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Issuer or any other member of the Group with respect to any of the Money Laundering Laws is pending or, to the best knowledge, information and belief of the Issuer and the Guarantor (after due enquiry), threatened or contemplated.

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(hh)	Foreign Corrupt Practices

Neither the Issuer, any other member of the Group nor any director, officer, or to the best knowledge, information and belief of the Issuer and the Guarantor (after due enquiry), any director, officer, employee, or agent, is aware of or has taken any action, and so long as any Bond remains Outstanding, will take any action, directly or indirectly, that would result in a violation by such persons of:

(i)	the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; or

(ii)	any provision of equivalent laws of any other jurisdiction in which the Issuer or any other member of the Group conducts its business or operations,

and, to the best knowledge, information and belief of the Issuer and the Guarantor (after due enquiry), their respective Affiliates have conducted their businesses in compliance with the FCPA and such other equivalent laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(ii)	Sanctions administered by OFAC

Neither the Issuer, any other member of the Group nor any director, officer, or to the best knowledge, information and belief of the Issuer and the Guarantor (after due enquiry), any agent, employee, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or any sanctions administered by the European Union or the United Nations (collectively, the “Sanctions”) or located, organised or resident in a country or territory that is the subject of Sanctions.

(jj)	Private Placements

(i)	The information disclosed to the Subscriber with respect to the Private Placements (“Disclosure on Private Placements”) is complete, true, accurate and not misleading; and

(ii)	The terms of any Private Placements that the Issuer will or may enter into subsequent to the Signing Date shall be substantially the same as or no more favourable than the terms disclosed in the Disclosure on Private Placements.

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(kk)	Other Transactions

Neither the Issuer nor any other member of the Group is, and so long as any Bond remains Outstanding, will be, a party to any other transaction which, if executed in accordance with its terms, has or would have a Material Adverse Effect.

(ll)	Use of Proceeds

The use by the Issuer or any other member of the Group of the proceeds from the issue of the Bonds for Permitted Use of Proceeds will not violate any existing laws or regulations of any relevant jurisdiction.

(mm)	No General Solicitation

Neither the Issuer, any of other member of the Group, nor any person acting on its or their behalf, has engaged, and so long as any Bond remains Outstanding, will, in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act of 1933 as amended (the “Securities Act”) in connection with the offer or sale of the Bonds or the Shares.

(nn)	Non-Integration

Neither the Issuer, the Guarantor, any of its Affiliates, nor any person acting on its or their behalf has made or will make offers or sales of any security, or solicited or will solicit offers to buy, or otherwise negotiated or will negotiate in respect of, any security, under circumstances that would require the registration of the Bonds or the Shares upon conversion of the Bonds under the Securities Act.

(oo)	No Registration Required

Subject to the representations and warranties of the Subscriber herein, the offer and issuance by the Issuer of the Bonds or the Shares upon conversion of the Bonds in the manner contemplated by this Agreement is exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Regulation S promulgated pursuant to the Securities Act.

(pp)	Directed Selling Efforts

Neither the Issuer, the Guarantor, any of its Affiliates, nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act (“Regulation S”)) with respect to the Bonds and the Shares and the Issuer and they have complied and will comply with the offering restrictions requirement of such Regulation.

(qq)	Foreign Issuer and U.S. Market Interest

The Issuer is a “foreign issuer” (as such term is defined in Regulation S) which reasonably believes that there is no “substantial U.S. market interest” (as such term is defined in Regulation S) in its debt securities.

3.2	Each of the representations and warranties contained in each of Clause 3.1 shall be construed separately and independently.

3.3	It is acknowledged that the Subscriber has entered into this Agreement in reliance upon the representations and warranties contained in, or given pursuant to, Clause 3.1.

3.4	Repetition

Unless otherwise specified therein, the representations and warranties contained in, or given pursuant to, Clause 3.1 shall be made on the Signing Date and be deemed to have been repeated on the Issue Date and on a continuous basis so long as any Bond remains Outstanding, taking into account facts and circumstances subsisting on the Issue Date and any relevant dates until the Expiration Date.

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3.5	Indemnity

The commitment of the Subscriber under this Agreement is being made on the basis of the foregoing representations, warranties, undertakings and agreements of the Issuer and the Guarantor with the intention that such representations and warranties shall remain true and accurate in all material respects on such dates when they are repeated with reference to the facts and circumstances then subsisting and that the undertakings and agreements shall have been performed as set out herein and the Issuer (failing whom, the Guarantor) undertakes to pay the Subscriber on demand an amount which is equal to any liability and damages suffered and any cost, claim, loss or expenses (including, without limitation, legal fees, costs and expenses) (a “Loss”) incurred by the Subscriber in respect of or in connection with any breach or alleged breach of any of the representations, warranties, undertakings or agreements contained in, this Agreement or any certificate issued by the Issuer and the Guarantor, as the case may be.

4.	UNDERTAKINGS OF THE ISSUER and the guarantor

Each of the Issuer and the Guarantor undertakes with the Subscriber to comply with the following obligations:

4.1	Taxes

The Issuer (failing whom, the Guarantor) shall pay:

(a)	any stamp, issue, registration, documentary or other taxes and duties, including interest and penalties in Hong Kong, the Cayman Islands, the British Virgin Islands and the United States and all other relevant jurisdictions payable on or in connection with the creation and issue of the Bonds, the issue of the Shares or the execution or delivery of the Transaction Documents; and

(b)	in addition to any amount payable by it under this Agreement, any value added, service, turnover or similar tax payable in respect thereof (and references in this Agreement to such amount shall be deemed to include any such taxes so payable in addition to it).

The Subscriber shall pay all, if any, taxes imposed and arising by reference to any disposal or deemed disposal of a Bond or interest therein otherwise than in connection with the exercise of Conversion Rights by the Subscriber.

4.2	Warranties

The Issuer (failing whom, the Guarantor) shall forthwith notify the Subscriber if at any time prior to payment of the Subscription Price to the Issuer on the Issue Date anything occurs which renders or may render untrue or incorrect in any respect any of its representations, warranties, undertakings, agreements and indemnities herein and will forthwith take such steps as the Subscriber may reasonably require to remedy the fact.

4.3	Use of Proceeds

The Issuer (failing whom, the Guarantor) shall use the net proceeds from the issue of the Bonds for the Permitted Use of Proceeds, provided that neither the Issuer nor any other member of the Group shall knowingly use, directly or indirectly, the proceeds of the offering of the Bonds hereunder, or knowingly lend, contribute or otherwise make available such proceeds to any member of the Group, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or any Sanctions.

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4.4	Limitation on indebtedness

So long as the Subscriber continues to have an Exposure,

(a)	before the occurrence of the QIPO, none of the Issuer or any other member of the Group, without the prior written consent of the Subscriber (which shall not be unreasonably withheld or delayed), shall enter into or incur any Financial Indebtedness.

(b)	following the occurrence of the QIPO, none of the Issuer or any other member of the Group shall, without the prior written consent of the Subscriber (which shall not be unreasonably withheld or delayed), enter into or incur any Financial Indebtedness unless:

(i)	any such Financial Indebtedness is, in aggregate, less than US$60,000,000; and

(ii)	the Issuer shall at all times maintain a ratio of total consolidated liabilities to total consolidated assets of the Issuer (as calculated by reference to its most recent audited financial statements) of not more than 50.0 per cent.

In these Conditions, “Financial Indebtedness” means any indebtedness for monies borrowed or raised, which shall include any interest or premium to be paid thereunder. Any limitation under Clauses 4.4(a) and 4.4(b) shall not apply to:

(I)	the issue of the Bonds;

(II)	the entry into the Share Charge or Account Charge or any other security interests in relation to the Bonds;

(III)	the Private Placements;

(IV)	the Employees’ Share Options;

(V)	the Other Share Options and Warrants;

(VI)	the Subsidiary Share Grants and Share Options; or

(VII)	the QIPO.

(items (I) to (VII) above collectively known as “Permitted Offerings”).

4.5	Limitation on equity offerings

Employees’ Share Options

So long as the Subscriber continues to have an Exposure, the Issuer and the Guarantor undertake that:

(a)	the total number of Ordinary Shares to be issued under any such Employees’ Share Options shall not exceed 5.0 per cent. of the total aggregate number of Ordinary Shares in issue immediately following the QIPO on a fully diluted basis taking into account the total number of Ordinary Shares at issue following the QIPO, any Ordinary Shares falling to be issued pursuant to the Permitted Offerings; and

(b)	any Permitted Offerings, if fully exercised for Ordinary Shares, would not trigger any Change of Control.

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Other Share Options and Warrants

So long as the Subscriber continues to have an Exposure, the Issuer and the Guarantor undertake that:

(c)	any Other Share Options and Warrants shall be granted by the Issuer only and not by the Issuer’s Subsidiaries; and

(d)	the total number of Ordinary Shares to be issued under any such Other Share Options and Warrants shall not exceed 5.0 per cent. of the total aggregate number of Ordinary Shares in issue immediately following the QIPO on a fully diluted basis taking into account the total number of Ordinary Shares at issue following the QIPO, any Ordinary Shares falling to be issued pursuant to the Permitted Offerings; and

(e)	any Permitted Offerings, if fully exercised for Ordinary Shares, would not trigger any Change of Control.

Subsidiary Share Grants and Share Options

So long as the Subscriber continues to have an Exposure, the Issuer and the Guarantor undertake that:

(f)	any Subsidiary Share Grants and Share Options shall be granted by the Issuer’s Subsidiaries only and not by the Issuer; and

(g)	any Permitted Offerings, if fully exercised for shares, would not trigger any Change of Control.

Permitted Offerings

Notwithstanding the above, the Issuer and the Guarantor undertake and will procure that if any of the Permitted Offerings occurs after the occurrence of the QIPO, the market capitalisation of the Issuer (translated if necessary into US dollars at the then prevailing relevant exchange rate) calculated based on the issue price per Share immediately following such Permitted Offering (being the product of the issue price per Share at the relevant time multiplied by the total number of Ordinary Shares in issue following such Permitted Offering) shall be equal to or greater than the Issuer’s Market Capitalisation at IPO.

Limitation before and after QIPO

So long as the Subscriber continues to have an Exposure, and other than in relation to the Permitted Offerings that otherwise comply with these Conditions,

(h)	before the occurrence of the QIPO,

(i)	none of the Issuer and any other member of the Group (other than the Guarantor) shall, without the prior written consent of the Subscriber (which shall not be unreasonably withheld or delayed), offer (publicly or privately), or enter into any transaction which is designed to, or might reasonably be expected to, result in any public or private offering by any other member of the Group (other than the Guarantor), or announce any public or private offering of, any shares or securities convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase or to subscribe for, any shares issued by, or shares held by, the Issuer or any other member of the Group (other than the Guarantor); or issue any additional shares of other class(es) in its capital (other than the Shares), including without limitation any Class B ordinary shares of the Issuer; and

(ii)	no shares of the Issuer and any other member of the Group (other than (I) the Guarantor and (II) the Issuer in respect of the QIPO) shall, without the prior written consent of the Subscriber (which shall not be unreasonably withheld or delayed), be listed, quoted, admitted to trading or dealt in on any stock exchange.

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(i)	following the occurrence of the QIPO, the Issuer may have its Shares listed, quoted, admitted to trading or dealt in on a stock exchange other than the stock exchange in respect of the Listing by way of secondary listing, or conduct any private placement or public offering of its Shares (each a “Post-IPO Secondary Offering”), provided that:

(iii)	the offering size for such Post-IPO Secondary Offering (being the product of the issue price for such offering multiplied by the number of shares to be issued in such Post-IPO Secondary Offering), as determined by an Independent Investment Bank and/or Independent Firm of Auditors, shall be less than US$50,000,000; and

(iv)	the offering price per Share at such Post-IPO Secondary Offering shall not be below the IPO Share Price in the opinion of an Independent Investment Bank and/or Independent Firm of Auditors; and

(v)	the market capitalisation of the Issuer (translated if necessary into US dollars at the then prevailing relevant exchange rate) calculated based on the issue price per Share for the relevant Post-IPO Secondary Offering following such Post-IPO Secondary Offering (being the product of the issue price per Share multiplied by the total number of Shares in issue following such Post-IPO Secondary Offering), as determined by an Independent Investment Bank and/or Independent Firm of Auditors, shall be greater than the Issuer’s Market Capitalisation at IPO.

(j)	Subject to Condition 4.5(i) above, other than the Permitted Offerings and Post-IPO Secondary Offerings that otherwise comply with these Conditions, following the occurrence of the QIPO, none of the Issuer or any other member of the Group (other than the Guarantor) shall, offer (publicly or privately), or enter into any transaction which is designed to, or might reasonably be expected to, result in any public or private offering by any other member of the Group (other than the Guarantor), or announce any public or private offering of, any shares or securities convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase or to subscribe for, any shares issued by, or shares held by, the Issuer or any other member of the Group (other than the Guarantor); or issue any additional shares of other class(es) in its capital (other than the Shares), including without limitation any Class B ordinary shares of the Issuer.

4.6	Corporate actions

So long as any Bonds remain Outstanding, neither the Issuer nor any member of the Group shall enter into any form of corporate reorganisation, including but not limited to merging, consolidating or amalgamating any business currently controlled by any member of the Group, or any part of it, with any other business that is not controlled by any member of the Group, entering into any share swap transaction, demerger or divestiture with any other business that is not controlled by any member of the Group, unless any such corporate reorganisation is entered into among the members of the Group.

4.7	Announcements

Unless required by any law, regulation or listing rules binding on the Issuer or the Guarantor (including any disclosure and/or publication requirement binding on the Issuer or the Guarantor in respect of the Listing), or otherwise consented in writing by the Subscriber (which consent shall not be unreasonably withheld or delayed), none of the Issuer or any other members of the Group or any other parties acting on its or their behalf shall issue any announcement concerning the Bonds. The Issuer or the Guarantor may make any announcement based on information that has previously come into the public domain.

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Notwithstanding the above, the Issuer may disclose the terms and conditions of the Transaction Documents and the background of the initial Bondholders: (i) in any governmental filing or to other authorities as required by the applicable laws and/or regulation or rules of NASDAQ, an Alternative Stock Exchange, the Financial Industry Regulatory Authority or the U.S. Securities and Exchange Commission and (ii) in connection with any action or claim to enforce its rights thereunder. The Issuer may disclose the terms and conditions of the Transaction Documents to underwriters, investors, lenders and financial advisors in preforming due diligence in any other transaction otherwise permitted in the Subscription Agreement or these Conditions.

4.8	Registration of the Share Charge

The Guarantor undertakes that it will as soon as reasonably practicable and, in any event, within ten Business Days of the date of the Share Charge (i) register or cause to be registered with the Registrar of Corporate Affairs in the BVI, and update of its register of charges with details of the security interests created by, the Share Charge, in accordance with the BVI Business Companies Act, (ii) use its best endeavours to complete such registration and obtain a registration record from its registered agent in the BVI and a certificate of registration of charge from the Registrar of Corporate Affairs in the BVI, (iii) deliver to the Subscriber copies of such registration record, certificate of registration of charge, and a certificate signed by a director or duly authorised officer of the Guarantor confirming the completion of the registration of the Share Charge and (iv) comply with all applicable laws of the British Virgin Islands (“BVI laws”) and regulations in relation to the Share Charge.

4.9	Registration of the Account Charge

The Issuer undertakes that it will, after execution of the Account Charge, (i) register or cause to be registered with the Companies Registry of Hong Kong the Account Charge within one (1) calendar month of the date of the Account Charge and (ii) deliver to the Subscriber a certificate signed by a director or duly authorised officer of the Issuer confirming the completion of the registration of the Account Charge.

4.10	Debt Service Reserve Account

(a)	Prior to the Issue Date, the Issuer (failing whom, the Guarantor) shall have deposited into the Debt Service Reserve Account the total amount of (i) the Structuring Fee, plus (ii) the Subscriber’s Expenses, plus (iii) an amount in US dollars equal to the aggregate amount of interest due and payable for two consecutive Interest Periods commencing from, and including, the Issue Date.

(b)	Upon payment of the Subscription Price of the Bonds by the Bondholders on the Issue Date pursuant to this Agreement, the Issuer (failing whom, the Guarantor) shall procure that on the Issue Date, such net proceeds of the issue of the Bonds shall be deposited in the Debt Service Reserve Account.

(c)	In the event that the Maturity Date is extended to the Extended Maturity Date as defined and subject to Condition 9, each of the Issuer and Guarantor undertakes to procure that the aggregate amount of interest due and payable for the Interest Period commencing on, and including, the Scheduled Maturity Date and ending on, and including, the Extended Maturity Date shall be deposited and made immediately available as a condition of such extension in the Debt Service Reserve Account to the satisfaction of the Bondholders.

(d)	The Debt Service Reserve (or the relevant part thereof) will be released from the Debt Service Reserve Account on satisfaction of any one of the Release Conditions in accordance with the Account Charge.

(e)	If any Bond has been converted into Shares on a Conversion Upon QIPO or exercise of a Conversion Right or redeemed in accordance with the Conditions, the Debt Service Reserve (or the relevant part thereof) may be released in accordance with the Account Charge from the Debt Service Reserve Account in an amount pro rata to the principal amount of the Bond or Bonds being converted or redeemed, as the case may be.

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(f)	On the date falling two Business Days prior to each Interest Payment Date commencing on, and including the First Interest Payment Date and ending on, and including the Maturity Date, the Account Bank shall upon instructions being provided by the Issuer and/or Bondholders in accordance with the Account Charge release from the Debt Service Reserve Account and pay to the account of the Bondholders such amount of the proceeds deposited in the Debt Service Reserve Account as is equal to the aggregate amount of interest due and payable on the immediately following Interest Payment Date or, as the case may be, the Maturity Date, in accordance with Condition 6.

(g)	Any operational costs and expenses or bank account service fees to be imposed or charged by the Account Bank in respect of the Debt Service Reserve Account shall be agreed in writing with the Account Bank prior to the establishment of such account. If such costs, expenses and fees are to be borne by the Issuer, the Issuer shall settle such amounts with funds other than the Debt Service Reserve.

(h)	So long as any Bond remains Outstanding, neither the Issuer nor any member of the Group shall, without the prior written consent of the Bondholders, change (nor instruct the Account Bank to change) any bank mandate or authorised signatory in respect of the Debt Service Reserve Account.

(i)	At the Maturity Date, the Early Redemption Date, the Relevant Event Put Date or any other dates on which the principal, interest or premium on the Bonds are payable by the Issuer pursuant to these Conditions, as the case may be, the Issuer may repay and redeem the Bonds that remain Outstanding with the Debt Service Reserve pursuant to the Account Charge.

4.11	Listing applications

Each of the Issuer and Guarantor shall use their respective best endeavours to obtain all approvals required for (i) the shares of the Issuer to be listed or quoted or dealt in NASDAQ or an Alternative Stock Exchange as soon as practicable after the Issue Date, and (ii) the listing of and permission to deal in the Shares to be allotted and issued for the purposes of the conversion of the Bonds.

So long as any Bond remains Outstanding, as soon as practicable upon the request of the Subscriber from time to time, each of the Issuer and Guarantor shall furnish the Subscriber with any submissions, documents or materials in connection with the listing applications abovementioned.

4.12	Financial Statements etc.

So long as any Bond remains Outstanding, the Subscriber shall have the right to request from each of the Issuer and the Guarantor, in each case in the English language, a copy of:

(a)	the relevant annual audited consolidated income statement, consolidated balance sheet, consolidated cash flow statement and consolidated statement of changes in shareholders’ equity of the Issuer and the Guarantor together with any statements, reports (including any directors’ and auditors’ reports) and notes attached to or intended to be read with any of them within 120 days after the end of their respective financial years;

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(b)	subject to the applicable laws, by-laws, regulations and rules of the relevant jurisdiction or stock exchange binding on the Issuer or the Guarantor, including those with respect to the disclosure of non-public information,

(i)	the quarterly (or any other interim reporting period required by applicable law or regulations) unaudited consolidated income statement, consolidated balance sheet, consolidated cash flow statement and consolidated statement of changes in shareholders’ equity of the Issuer together with any statements, reports (including any directors’ and auditors’ review reports, if any) and notes attached to or intended to be read with any of them within 60 days after the end of their respective financial years; and

(ii)	as soon as practicable upon the request of the Subscriber from time to time, each of the Issuer and Guarantor shall furnish the Subscriber with any documentation or materials in relation to the key performance indicators of the Issuer or any other member of the Group (other than the Guarantor).

4.13	Disposals by any member in the Group (other than the Guarantor)

Disposals of Intellectual Property

So long as the Subscriber continues to have an Exposure,

(a)	before the occurrence of the QIPO, none of the Issuer or any member in the Group (other than the Guarantor) will, without the prior written consent of the Subscriber (such consent shall not be unreasonably withheld or delayed), enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell (through any kind of trade sale, placement or otherwise), lease, transfer, grant any sub-licence of or dispose of (through any kind of offering, reverse takeover or otherwise) any Intellectual Property, unless such proposed sale, lease, transfer or disposal is made by a member of the Group to the Issuer and/or its Subsidiaries.

(b)	following the occurrence of the QIPO, the Issuer or its Subsidiaries may conduct any such transaction as referred to in Clause 4.13(a) above without the prior written consent of the Subscriber provided that:

(i)	the consideration to be received for the relevant Intellectual Property under the proposed transaction, as determined by an Independent Investment Bank and/or Independent Firm of Auditors, is more than 75.0 per cent. of the Issuer’s Market Capitalisation at IPO; or

(ii)	such proposed sale, lease, transfer or disposal is made by a member of the Group to the Issuer and/or its Subsidiaries.

Disposals of assets (other than Intellectual Property)

So long as the Subscriber continues to have an Exposure,

(c)	Subject to Clauses 4.4, 4.5, 4.13(a) and 4.13(b), the Issuer will not, and will ensure that no members of the Group (other than the Guarantor) will, enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any assets (including without limitation any investment securities and machinery but excluding any cash), unless such proposed sale, lease, transfer or disposal:

(i)	is made in the ordinary course of business of the Group and will not result in, or be expected to result in:

(A)	the total consolidated assets of the Issuer being equal to or less than 60.0 per cent. of the total consolidated assets as shown in its audited consolidated financial statements of the Group as of and for the year ended 31 December 2017; and

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(B)	the sale price of such asset shall not be equal to or less than 60.0 per cent. of its fair value as shown in the audited consolidated financial statements of the Group as of and for the year ended 31 December 2017; or

(ii)	is of assets in exchange for or to be replaced by other assets comparable or superior as to type, value and quality; or

(iii)	is made by a member of the Group to another member of Group.

Disposals of subsidiaries

Subject to Clauses 4.4, 4.5, 4.13(a) and 4.13(b), so long as the Subscriber continues to have an Exposure,

(d)	before the occurrence of the QIPO, other than the Permitted Offerings that otherwise comply with these Conditions, no member of the Group (other than the Guarantor) shall dispose any of its legal or beneficial interest in any company, partnership, joint venture, trust, profit-sharing arrangement or other legal entity without the prior written consent of the Subscriber (which shall not be unreasonably withheld or delayed).

(e)	following the occurrence of the QIPO, other than the Permitted Offerings and Post-IPO Secondary Offerings that otherwise comply with these Conditions, the Issuer or its Subsidiaries may conduct any transaction as referred to in Clause 4.13(d) without the prior written consent of the Subscriber provided that the consideration to be received for the relevant subsidiaries under the proposed transaction, as determined by an Independent Investment Bank and/or Independent Firm of Auditors, is more than 75.0 per cent. of the Market Capitalisation at IPO.

4.14	Disposals by the Guarantor

So long as the Subscriber continues to have an Exposure, the Guarantor shall not dispose any of its legal or beneficial interest in the Issuer without the prior written consent of the Subscriber (which shall not be unreasonably withheld or delayed) unless:

(a)	such disposal occurs after the occurrence of the QIPO; and

(b)	such disposal shall not trigger a Change of Control.

4.15	Consent from lenders

The Issuer undertakes to obtain all consents and approvals required in relation to the issue of the Bonds and the performance of the Issuer’s and the Guarantor’s obligations under the Transaction Documents (including but not limited to any consents and approvals required from all relevant lenders of the Private Placements and any lenders to any member of the Group).

5.	GUARANTOR’s buyback right

The Subscriber hereby grants an option to the Guarantor, following the enforcement of the Share Charge by the Subscriber, for the Guarantor (or its nominated affiliate) to purchase the Issuer’s Class B ordinary shares charged under the Share Charge (the “Charged Shares”) provided that:

(a)	the total consideration payable by the Guarantor (or its affiliates, as the case may be), for the Charged Shares shall be the higher of (A) the highest quotation of the Charged Shares obtained by the Subscriber from any potential purchasers, and (B) the total amount of any outstanding Secured Obligations (as defined in the Share Charge); and

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(b)	the other terms offered by the Guarantor (or its affiliate, as the case may be) in respect of the purchase of the Charged Shares shall be substantially the same as those offered to the Subscriber by any potential purchasers of the Charged Shares.

6.	Subscriber’s rights

6.1	Right of nomination in respect of board members

(a)	Subject to Clauses 6.1(c) and 6.1(d), regardless of whether any of the Bonds is redeemed or converted into Shares, the Guarantor agrees that it shall exercise its voting rights in any general meeting of the Issuer to appoint (A) one observer or (B) one non-executive director, in each case nominated by the Subscriber to the board of directors of the Issuer (and shall cause the Issuer to exercise its voting rights in any general meeting of any Subsidiaries to appoint one such observer or one such non-executive director to the board of directors of any of its Subsidiaries). The appointment of such candidate nominated by the Subscriber shall be subject to the consent of the Guarantor (such consent shall not be unreasonably withheld or delayed). Each of the Issuer and the Guarantor consents to each of Paul Heffner, Barry Lau and Reuben Lee sitting (and one of which at a time will sit) as a non-executive director or observer in the Issuer’s board of directors. In the event that the Subscriber nominates a non-executive director to the board of directors of the Issuer or its Subsidiaries, in the avoidance of conflicts of interest, inter alias, such non-executive director is required to disclose to the board the Subscriber’s equity and security interests in other relevant companies.

(b)	If any such candidate nominated by the Subscriber is appointed as an observer to the Issuer’s board of directors, the Subscriber shall have the right to appoint a substitute non-executive director to replace such observer.

(c)	Following the occurrence of a QIPO, if the Bondholders cease to have an Exposure, the Guarantor shall have the right to remove such observer or non-executive director nominated by the Subscriber and/or the Transferee, as the case may be, from the relevant board of directors in accordance with Clauses 6.1(a) and 6.1(d).

(d)	If and only if the Subscriber transfers all of the aggregate outstanding amount of the Bonds to any third party (the “Transferee”) in accordance with the Conditions, the Issuer agrees that such Transferee shall be entitled to the nomination right as provided in Clause 6.1(a) above and the Subscriber shall cease to have such nomination right upon such transfer. The Issuer will, promptly following request by the Subscriber, do all such acts and/or execute all such documents (including corporate authorisations) as is necessary for the purposes of conferring such right on the Transferee.

(e)	Following the Issue Date, up to the Expiration Date, any change in the composition of the board of directors of the Issuer or the Guarantor without any prior written consent of the Subscriber (such consent shall not be unreasonably withheld or delayed) will trigger an Event of Default pursuant to the Conditions.

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6.2	Right to subscribe for shares subsequent to QIPO

(a)	Following the occurrence of a QIPO, regardless of whether the Issuer has redeemed any or all of the Bonds during the Conversion Period in accordance with or as provided in the Conditions, up to one year following a QIPO, the Subscriber shall have the right from and including the date of any such redemption, up to and including the date on which the Conversion Period for such Bonds would otherwise have ended to subscribe for such number of Shares that would have been resulted from the exercise of the Conversion Rights attaching to such redeemed Bonds at the relevant Conversion Price as determined in accordance with the Conditions as if none of such Bond had been redeemed by the Issuer (the “Subscription Right”). The provision of Condition 7 shall continue to apply with full force and effect in relation to such subscription rights notwithstanding any redemption of the relevant Bonds as though such provisions were set out in full herein.

(b)	If the Subscriber transfers any of the Bonds to any Transferee in accordance with the Conditions, the Issuer agrees that such Transferee shall be entitled to the Subscription Right in respect of such number of Shares that would have been resulted from the exercise of the Conversion Rights attaching to the principal amount of the Bond or Bonds such Transferee at the time holds. The Issuer will, promptly following request by the Subscriber, do all such acts and/or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as is necessary for the purposes of conferring such right on the Transferee.

(c)	Any Subscription Right attached to a Bond shall extinguish after the Subscriber or the Transferee, as the case may be, exercises such subscription right in respect of the relevant Bond.

6.3	Tag-along rights before the QIPO

If the Guarantor proposes to sell or transfer its legal or beneficial interest in the Issuer to a third party (other than a Related Person) before the occurrence of the QIPO, the Guarantor shall:

(a)	procure that any such sale or transfer shall not trigger a Change of Control under the Conditions;

(b)	give the Subscriber a written notice of such proposed transfer at least 30 days prior to effecting such transfer; and

(c)	promptly cause any such intended Transferee to offer in writing to purchase from the Subscriber a pro rata portion of the Subscriber’s Shares on the terms that are substantially the same (including with respect to price, representations, warranties and indemnification) as those offered to the Guarantor but the Subscriber shall not be obliged to sell or transfer its shares to the offeror.

7.	ESG

The Issuer shall use its best endeavours to comply with the ESG guidelines as set out in Schedule 3 hereto.

8.	subscriber’s REPRESENTATIONS and warranties

8.1	Authorisation

The Subscriber is an independent entity duly incorporated or established and validly existing under the laws of its jurisdiction of incorporation, is in compliance with all laws and regulations to which it is subject, is not in liquidation or receivership, has full power and authority to own its properties and to conduct its business and is lawfully qualified to do business in those jurisdictions in which business is conducted by it and has full power and authority to enter into and perform its obligations under the Transaction Documents.

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8.2	Validity of Transaction Documents

This Agreement and the other Transaction Documents to which the Subscriber is a party have been duly authorised, executed and delivered by the Subscriber and, upon due execution and delivery prior to or on the Issue Date will constitute, valid and legally and binding obligations of the Subscriber.

8.3	Compliance

The execution and delivery of this Agreement and the Transaction Documents, and compliance with their terms by the Subscriber do not and will not infringe any existing applicable law, rule, regulation, judgment, order, authorisation or decree of any government, governmental or regulatory body or court, domestic or foreign, of Hong Kong.

8.4	OFAC/FCPA compliance

To the best knowledge, information and belief of the Subscriber (after due and careful inquiry), as of the Issue Date,

(a)	none of the Subscriber or its Direct Shareholder is under investigations for breach of the OFAC and/or FCPA; and

(b)	none of the investors of the Subscriber is on the Specially Designated and Block Persons List, or from the Sanctioned Countries, where:

“Complete Specially Designated Nationals List” means the list bearing the same name published on https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx as of the Signing Date.

“Sanctioned Countries” means Balkans, Belarus, Burma (Myanmar), Cote d’ Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Lebanon, Liberia, Libya, North Korea, Somalia, Sudan, Syria and Zimbabwe.

8.5	Each of the representations and warranties contained in each of Clauses 8.1 to 8.4 shall be construed separately and independently.

8.6	It is acknowledged that the Issuer and Guarantor have entered into this Agreement in reliance upon the representations and warranties contained in, or given pursuant to, Clauses 8.1 to 8.4.

9.	Subscriber’s undertakingS

9.1	Conversion of Bonds

The Subscriber shall, and shall procure any Transferee to, undertake any and all actions required for and to cause such Transferee to undertake any and all actions required for the Conversion Upon QIPO under Condition 7.

9.2	Lockup period

Provided that no Event of Default has occurred and is continuing, following the exercise of Conversion Right by the Subscriber, the Subscriber shall not, and shall procure that its Transferee(s) shall not, directly or indirectly, sell or otherwise transfer any Shares during a period of up to 90 calendar days following the first Trading Day after the occurrence of a QIPO.

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9.3	Change of control in the Subscriber

If the Direct Shareholder of the Subscriber as at the Signing Date ceases to hold more than 50.0 per cent. of the Voting Rights in the Subscriber, the Subscriber shall give a written notice to the Issuer specifying such change within 15 Business Days after such change becomes effective.

9.4	Release conditions

If any Release Condition has been satisfied and the Subscriber’s consent is required from the Subscriber to release the Debt Service Reserve pursuant to this Agreement and/or the Account Charge, the Subscriber shall not (and if the Bonds are transferred to a Transferee, shall procure that its Transferee(s) shall not) unreasonably withhold or delay its consent.

9.5	OFAC/FCPA

If the Subscriber is aware of any investigation taken against it in relation to breach of OFAC or FCPA, the Subscriber shall notify the Issuer in writing as soon as practicable after it becomes aware of such investigation.

10.	SUBSCRIBER’S acknowledgement

10.1	Certificates of Shares

The Subscriber acknowledges that the certificates evidencing the Shares underlying such Bond, when issued and delivered, may bear the following or any similar legend:

(a)	“The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act, (ii) such securities may be sold pursuant to Rule 144 or Regulation S under said Act, or (iii) the Issuer has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act or qualification under applicable state securities laws.”; and

(b)	any legend required by regulatory authorities of any applicable jurisdiction in connection with the issuance or sale of the Shares.

10.2	Listing and conduct of business of the Issuer

The Subscriber acknowledges (i) the Issuer’s plan to achieve a QIPO, and (ii) that the Issuer shall conduct its ordinary course of business (including but not limited to its right to enter into arm’s-length transactions with third parties with respect to its Intellectual Property) subject to this Agreement and the Conditions.

11.	CONDITIONS PRECEDENT

11.1	The obligations of the Subscriber to subscribe and pay for the Bonds are conditional upon:

(a)	Other Transaction Documents

On or before the Issue Date, the execution and delivery of the Transaction Documents, each in a form satisfactory to the Subscriber, by the respective parties.

(b)	Business and financial due diligence

On or before the Issue Date, the Subscriber having received due diligence reports and/or financial statements in relation to the business, operation and financial status of the Issuer and the Group in form and substance satisfactory to the Subscriber. None of the Accounting Items stated in the 2017 Financial Statements shall vary by more than US$1,500,000 (any such difference shall be irrespective of any goodwill impact due to any changes in the business nature of any member of the Group), as compared to the Management Accounts, and there is no material adverse change or development involving a prospective Material Adverse Effect since 31 December 2017.

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(c)	ESG due diligence

On or before the Issue Date, the Subscriber having received due diligence reports on ESG of the Issuer and the Group (other than the Guarantor) in form and substance satisfactory to the Subscriber. This condition precedent shall be deemed satisfied unless otherwise communicated by the Subscriber to the Issuer in writing prior to the Issue Date.

(d)	Perfection of Security

On or before the Issue Date, the perfection of the Share Charge and Account Charge having been completed, including without limitation the necessary registration and filing.

(e)	No change in senior management

Mr. Ian Huen and Mr. Darren Lui having continued to hold the position of chief executive director and president respectively, and to be actively involved in the management or operation, of the Issuer.

(f)	No litigation

There are no police, legal, arbitral, governmental or any regulatory investigations or pending claims, actions, suits or proceedings against or affecting the Issuer or any other member of the Group or any of their respective directors, officers or any of their respective properties or to the best knowledge of the Issuer and the Guarantor (after due and careful inquiry), the employees, which, if determined adversely to the Issuer or any other member of the Group or any of their respective directors, officers or any of their respective properties, would individually or in the aggregate have a Material Adverse Effect, and, to the best of the Issuer’s and the Guarantor’s knowledge (after due and careful inquiry), no such investigations, actions, suits or proceedings are threatened or contemplated.

(g)	Debt Service Reserve Account

(i)	Before the Issue Date, the Debt Service Reserve Account having been funded in accordance with Clauses 4.10, 12.1 and 12.2; and

(ii)	On or before the Issue Date, the Subscriber having obtained adequate control as a secured creditor over the Debt Service Reserve Account.

(h)	No material adverse change

After the Signing Date up to and including the Issue Date, there shall not have occurred any change (nor any development or event involving prospective change) in the condition (financial or other), prospects, results of operations or general affairs of the Issuer or the Group which has a Material Adverse Effect in the context of the issue of the Bonds.

(i)	Officer’s certificates

On the Signing Date and on the Issue Date, there having been delivered to the Subscriber a certificate substantially in the form attached as Schedule 2 hereto dated such dates and signed by an authorised officer of the Issuer and the Guarantor respectively.

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(j)	Legal opinions

On or before the Issue Date, there having been delivered to Subscriber, in form and substance satisfactory to the Subscriber and dated the Issue Date, of:

(i)	legal opinion from Ashurst Hong Kong, legal advisors to the Subscriber as to Hong Kong law; and

(ii)	legal opinion of Ogier, legal advisors to the Subscriber as to the laws of British Virgin Islands and Cayman Islands.

This condition precedent shall be deemed satisfied unless otherwise communicated by the Subscriber to the Issuer in writing prior to the Issue Date.

(k)	Guarantor’s existing loans

Before the Issue Date, the Guarantor having repaid or settled all of its the existing loans by way of debt-to-equity swap or otherwise, as supported by evidence to the satisfaction of the Subscriber.

(l)	Compliance

On the Issue Date, (i) the representations and warranties of the Issuer and the Guarantor in the Transaction Documents being true, accurate and correct in all respects and not misleading in any respect at, and as if made on, such date; and (ii) the Issuer and the Guarantor having performed all of their respective obligations under the Transaction Documents to be performed on or before such date.

11.2	Waiver

If any of the conditions set out in Clause 11.1 is not satisfied on or before the Issue Date, the Subscriber may in its discretion and by notice to the Issuer waive satisfaction of any of the above conditions or of any part of them.

12.	ISSUANCE

12.1	On the date falling three Hong Kong business days prior to the Issue Date, the Issuer (failing whom, the Guarantor) shall deposit into the Debt Service Reserve Account the total amount of (i) the Structuring Fee, plus (ii) the amount of Subscriber’s Expenses (the amount of which shall be agreed in writing between the Issuer and the Subscriber five Hong Kong business days prior to the Issue Date), plus (iii) an amount in US dollars equal to the aggregate amount of interest due and payable for two consecutive Interest Periods commencing from, and including, the Issue Date.

12.2	On the Issue Date, against compliance with Clauses 12.1, 12.3 and 12.4, respectively, by the Issuer or the Guarantor, the Subscriber shall pay the Subscription Price in immediately available funds to the Issuer into the Debt Service Reserve Account on the Issue Date. Evidence of such payment shall be satisfied by the delivery to the Issuer of an irrevocable instruction giving effect to the above and shall constitute a complete discharge of the Subscriber’s payment obligations in respect of the Bonds.

12.3	On the Issue Date, against compliance with Clause 12.2 by the Subscriber, the Issuer shall:

(a)	deliver the Bond Certificate representing the aggregate principal amount of the Bonds duly executed on behalf of the Issuer;

(b)	procure the entry in the register of Bondholders of the name of the Subscriber as the registered holder of the Bonds issued on the Issue Date; and

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(c)	deliver to the Subscriber each of the Contracts other than this Agreement, duly executed by each party thereto other than the Subscriber.

12.4	Delivery of the Bond Certificate and completion of the register of Bondholders shall constitute the issue and delivery of the Bonds issued on the Issue Date.

13.	EXPENSES AND PAYMENTS

13.1	Structuring Fee

On the Issue Date, the Issuer (failing whom, the Guarantor) shall pay to the Subscriber the Structuring Fee, which shall be deducted from the proceeds of the issue of the Bonds payable by the Subscriber on the Issue Date.

13.2	Issuer’s General Expenses

The Issuer (failing whom, the Guarantor) is responsible for paying the (i) fees and expenses of the legal, accountancy and other professional advisers instructed by the Issuer in connection with the creation and issue and offering of the Bonds, (ii) upon and subsequent to the occurrence of a QIPO, fees and expenses of the listing and conversion of the Shares on NASDAQ or an Alternative Stock Exchange, and (iii) costs incurred by it in connection with the preparation and execution of the Transaction Documents.

13.3	Subscriber’s Expenses

(a)	Regardless of whether the arrangements for the subscription and issue of the Bonds have been completed, the Issuer (failing whom, the Guarantor) shall pay:

(i)	the out-of-pocket costs and expenses incurred by the Subscriber (including its directors, officers and employees and legal, accountancy and other third party professional advisers instructed by any of them) in connection with or arising out of the issuance and offering of the Bonds, including, but not limited to, legal, due diligence and other professional fees and expenses incurred by the Subscriber; and

(ii)	all other out-of-pocket costs and expenses incurred by the Subscriber in connection with or arising out of the issuance and offering of the Bonds hereunder for which provision is not otherwise made in this Clause 13.3,

(collectively, “Aggregate Subscriber’s Expenses”, subject to an aggregate limit of US$250,000). The Subscriber’s Expenses means the Aggregate Subscriber’s Expenses less US$180,000 (which has been paid by the Issuer to the Subscriber prior to the Signing Date).

(b)	Notwithstanding the foregoing, the Issuer (failing whom, the Guarantor) shall also reimburse to the Subscriber any costs and expenses in relation to the on-going monitoring of the business operation and performance of the Group incurred by the Subscriber following the Issue of the Bonds, subject to a limit of US$25,000 per annum.

13.4	Payment

All payments due under this Agreement are to be made in US dollars and are stated exclusive of any applicable tax whether income taxes, withholding taxes, value added taxes, goods and services taxes, business or services taxes or similar taxes other than taxes imposed in respect of net income by a taxing jurisdiction wherein the recipient is incorporated or resident for tax purposes (“Taxes”). If any deduction or withholding for or on account of Taxes is required to be made from any payment to the Subscriber, then the Issuer (failing whom, the Guarantor) shall pay an additional amount so that the Subscriber receives, free from any such withholding, deduction, assessment or levy, the full amount of the payments set out herein. The Issuer (failing whom, the Guarantor) shall make appropriate payments and returns in respect of such Taxes and provide the Subscriber with an original or authenticated copy of the tax receipt.

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14.	TERMINATION

14.1	Expiration

This Agreement shall expire on the latest of (i) the Maturity Date, and (ii) the date on which the Subscriber has fully exercised the subscription right as provided in Clause 6.2 (the “Expiration Date”).

14.2	Survival of representations and obligations

Notwithstanding completion of the arrangements for the subscription and issue of the Bonds, at any time before the Expiration Date, Clauses 3 (Representations and Warranties of the Issuer and the Guarantor), 4 (Undertakings of the Issuer and the Guarantor), 5 (Subscriber’s Rights), 7 (ESG), 8 (Subscriber’s Representations, Warranties and Undertakings), 13.3 (Subscriber’s Expenses), 14 (Termination), 15 (Communications) and Clauses 16 to 20 continue with full force and effect. For the avoidance of doubt, Clause 5 (Subscriber’s Rights) shall survive and in full force and effect despite the Bonds being fully redeemed, converted and/or repaid up to the period stated in Clause 6 of this Agreement.

14.3	Ability of the Subscriber to Terminate

Notwithstanding anything contained herein, the Subscriber may, by notice to the Issuer and the Guarantor, given at any time prior to the Issue Date, terminate this Agreement, in any of the following circumstances:

(a)	there shall have come to the notice of the Subscriber any breach of, or any event rendering untrue or incorrect in any respect, any of the warranties, representations and undertakings contained in this Agreement or any failure to perform any of the Issuer’s or the Guarantor’s undertakings or agreements in this Agreement; or

(b)	any of the conditions specified in Clause 11.1 have not been satisfied or waived by the Subscriber on or prior to the Issue Date; or

(c)	in the opinion of the Subscriber, there shall have been such a change, whether or not foreseeable at the Signing Date, in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the Bonds or dealings in the Bonds in the secondary market.

14.4	Termination due to the failure to set up the Debt Service Reserve Account prior to Issue Date

If the Debt Service Reserve Account is not set up to the satisfaction of the Subscriber prior to the Issue Date, this Agreement shall terminate and be of no further effect and no party shall be under any liability to any other in respect of this Agreement, except that the Issuer shall remain liable for the payment of (i) a termination fee of 0.50 per cent. of the aggregate principal amount of US$15,000,000 (the “Termination Fee”) and (ii) all costs and expenses referred to in Clauses 13.2, 13.3(a) and any applicable taxes under 13.4.

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14.5	Consequences of Termination by Subscriber

Subject to Clause 14.4 above, upon such notice being given by the Subscriber pursuant to Clause 14.3, this Agreement shall terminate and be of no further effect and no party shall be under any liability to any other in respect of this Agreement, except that:

(a)	if the Agreement is terminated pursuant to Clause 14.3(a) or 14.3(b), the Issuer (failing whom, the Guarantor) shall remain liable for the payment of (i) the Structuring Fee, (ii) the Termination Fee and (iii) all costs and expenses referred to in Clauses 13.2, 13.3(a) and 13.4.

(b)	if the Agreement is terminated pursuant to Clause 14.3(c), the Issuer (failing whom, the Guarantor) shall remain liable for the payment of all costs and expenses referred to in Clauses 13.2, 13.3(a) and 13.4.

14.6	Ability of the Issuer to Terminate

(a)	Notwithstanding anything contained herein, the Issuer or the Guarantor may, by notice to the Subscriber, given at any time prior to the Issue Date, terminate this Agreement, if there shall have come to the notice of the Issuer or the Guarantor any breach of, or any event rendering untrue or incorrect in any respect, any of the Subscriber’s warranties or representations contained in this Agreement.

(b)	Subject to Clause 14.4 above, upon such notice being given by the Issuer or the Guarantor pursuant to Clause 14.6(a), this Agreement shall terminate and be of no further effect and no party shall be under any liability to any other in respect of this Agreement, except that the Issuer (failing whom, the Guarantor) shall remain liable for the payment of all costs and expenses referred to in Clauses 13.2, 13.3(a) and 13.4.

15.	COMMUNICATIONS

15.1	Addresses

Any communication shall be given by letter or fax in the case of notices to the Issuer, to it at:

Aptorum Group Limited
Address:	17/F, Guangdong Investment Tower
148 Connaught Road Central
Hong Kong
Fax no.:	(+852) 2850 7286
Attention:	Mr. Ian Huen, CEO & Executive Director

to the Guarantor, to it at:

Jurchen Investment Corporation
Address:	17/F, Guangdong Investment Tower
148 Connaught Road Central
Hong Kong
Fax no.:	(+852) 2850 7286
Attention:	Mr. Ian Huen, Director

to the Subscriber, to it at:

Peace Range Limited
Address:

Fax no.:
Attention:	Mr. Andy Cheuk / Mr. Philip Wong

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15.2	Effectiveness

Any such communication shall take effect, in the case of a letter, at the time of delivery, and in the case of fax, at the time of despatch.

15.3	Confirmations

Any communication not by letter shall be confirmed by letter but failure to send or receive the letter of confirmation shall not invalidate the original communication.

16.	ENTIRE AGREEMENT

This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to the issue of and the subscription for the Bonds and supersedes and extinguishes any other prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to the issue of, and the subscription for, the Bonds.

17.	TIME

Any date or period specified herein may be postponed or extended by mutual agreement among the Parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

18.	GOVERNING LAW AND JURISDICTION

18.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with Hong Kong laws.

18.2	Arbitration

(a)	Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.

(b)	The law of this arbitration clause shall be Hong Kong law.

(c)	The seat of arbitration shall be Hong Kong.

(d)	The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

(e)	For the avoidance of doubt, any dispute, controversy, difference or claim arising out of or relating to the Account Charge or Share Charge shall be referred to and finally resolved by the courts of Hong Kong pursuant to the provisions of the Account Charge or Share Charge, as the case may be.

19.	GENERAL

19.1	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

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19.2	Assignment

No party shall (nor shall it purport to) assign, transfer, charge, put in trust or otherwise deal with the benefit of all or any of its rights or interests under this Agreement, nor subcontract or otherwise deal with all or any of its obligations under this Agreement.

19.3	Variation and Waiver

No variation of this Agreement shall be effective unless made in writing, expressed to be a variation of this Agreement and signed on behalf of the parties. No failure or delay by any party in exercising any right, power or remedy provided by law or under this Agreement shall operate as a waiver of that right, power or remedy or of some other right, power or remedy nor shall any partial exercise thereof preclude any further exercise of the same or of some other right, power or remedy. The rights and remedies provided under this Agreement are cumulative and are not exclusive of any rights and remedies provided by law or otherwise. Any waiver of any right, power or remedy under this Agreement shall be in writing and may be given subject to such conditions as the grantor may in its absolute discretion decide. Any such waiver (unless otherwise specified) shall only be a waiver in the particular instance and for the particular purpose for which it was given.

19.4	Invalidity

Each of the provisions of this Agreement is severable. If any provision is held to be invalid or unenforceable in any respect, but would be valid and enforceable if deleted in part or reduced in application, such provision shall apply with such deletion or modification as may be necessary to make it valid and enforceable. Without prejudice to the foregoing, if any provision is held to be invalid or unenforceable, such provision shall to that extent be deemed not to form part of this Agreement, but the validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired (as long as the fundamental relations between the parties are not materially altered).

20.	THIRD PARTY RIGHTS

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Ordinance.

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THIS AGREEMENT has been entered into on the date stated at the beginning

Issuer

Aptorum Group Limited

By
Name:
Title:

Signature Page – Subscription Agreement

Guarantor

Jurchen Investment Corporation

By
Name:
Title:

Signature Page – Subscription Agreement

Subscriber

Peace Range Limited

By
Name:
Title:

Signature Page – Subscription Agreement

Schedule 1

TERMS AND CONDITIONS

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Schedule 2

OFFICER’S CERTIFICATE

To:

Peace Range Limited

Attention: Mr. Andy Cheuk / Mr. Philip Wong

(the “Subscriber”)

[Signing Date]/[Issue Date] 2018

Dear Sirs

Subscription Agreement relating to US$15,000,000 8.00 per cent. Convertible Bonds due 2019 convertible into shares of the Issuer

Pursuant to the Subscription Agreement dated 6 April 2018 (the “Subscription Agreement”) made between the Issuer, the Guarantor and the Subscriber, we hereby confirm that as at today’s date:

1.	the representations and warranties of each of the Issuer and the Guarantor in the Subscription Agreement are true, accurate and correct in all respects and not misleading in any respect as of today’s date; and

2.	each of the Issuer and the Guarantor has performed all of their respective obligations under the Subscription Agreement as of today’s date.

Terms defined in the Subscription Agreement have the same meanings in this letter except where otherwise defined in this letter.

Yours faithfully

Aptorum Group Limited

By
Name:
Title:

Jurchen Investment Corporation

By
Name:
Title:

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Schedule 3

ESG Guideline

The following ESG Guidelines are extracted from, and shall be read in conjunction with, the ESG due diligence report issued by Pacific Risk Advisors dated 27 February 2018.

RECOMMENDED E&S ACTIONS

#	Topic	Recommended Actions	Priority
1	E&S Licences & Registrations - IFC PS1	Ensure all required E&S related licences and registrations are obtained from the regulatory authorities for all laboratory locations in Hong Kong. Copies of valid E&S licenses and registrations should be provided to Peace Range Limited’s E&S Officer for record.	HIGH Internal Resources
2	E&S Policy - IFC PS1	Formalise the E&S Policy and include provision for periodic policy review, implementation monitoring, up-date, target setting, and oversight of the company’s supply chain. The Policy should be reviewed at least annually, dated and signed by a senior management representative.	LOW Internal Resources
3	E&S Management System - IFC PS1	Develop an E&S Management System (ESMS) commensurate to the nature and scale of Aptorum Group Limited’s operations (Office, Laboratory, etc.) and cover oversight of Aptorum Group Limited’s subsidiaries, and Contract Research Organisations. The management system should include (i) policy; (ii) identification of risks and impacts; (iii) management programs; (iv) organizational capacity and competency; (v) emergency preparedness and response; (vi) stakeholder engagement; and (vii) monitoring and review. Where necessary, existing procedures, such as those outlined in the HKSTP SHE Handbook should be incorporated into the company’s ESMS.	MEDIUM Internal Resources, or USD 25,000-50,000 if developed externally (depended on the extent of existing documentation).
4	Supply Chain/CRO E&S Assessment & Monitoring - IFC PS1

As part of the ESMS development, establish a formal procedure for the E&S assessment, monitoring and oversight of Contract Research Organisations/Supply Chain. The procedure should cover legally required E&S permits and management procedures for suppliers’ operations, and incorporate efficiency, cost, saving, fair deal, GMP/GLP requirements, and include review of suppliers’ track record, site visits and license records.

The E&S assessment and monitoring elements may be incorporated into an overall supplier assessment procedure, rather than an E&S specific standalone procedure.

MEDIUM Internal Resources
5	Grievance Mechanism (External) - IFC PS1	Develop an appropriately scaled external grievance mechanism to receive and facilitate resolution of concerns and grievances from external stakeholders, regarding the E&S performance of the company. The grievance mechanism should seek to resolve concerns promptly, using an understandable and transparent consultative process that is appropriate and readily accessible, and at no cost and without retribution to the party that originated the issue or concern. The mechanism should not impede access to judicial or administrative remedies.	MEDIUM Internal Resources
6	Grievance Mechanism (Internal) - IFC PS2	Refine the internal grievance mechanism for employees to allow for anonymous complaints to the raise and investigated. The up-dated grievance mechanism should be included in the employee handbook and disseminated to all staff.	MEDIUM Internal Resources

Note. A review of Aptorum Group Limited’s laboratory operations should be completed once the laboratories become operational (i.e. after end of April 2018), in order to assess the company’s operational E&S management approach.

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E&S PROVISIONS & SANCTIONS

RECOMMENDED E&S PROVISIONS

The E&S Provisions provided below, for inclusion in the legal documentation with Aptorum Group Limited, have been developed based on the outcome of the E&S Due Diligence Review.

1.	The Aptorum Group Limited must not carry on or finance any activity on Peace Range Limited’s Exclusion List below.

2.	The Aptorum Group Limited must use all reasonable efforts to ensure the E&S performance of the operations is in compliance with Peace Range Limited’s E&S Requirements which comprise the Peace Range Limited’s E&S Policy, applicable E&S laws, rules, regulations, any Environmental and Social Action Plans (ESAPs), and best practice standards (i.e. IFC Performance Standards)

3.	The Aptorum Group Limited must comply with all applicable E&S laws, rules, regulations (including international treaty obligations) and the terms of any related permits, licenses, consents, approvals or other authorisations held by the Aptorum Group Limited applicable in each jurisdiction in which the Aptorum Group Limited carries on business.

4.	The Aptorum Group Limited has not received nor is aware of any existing or threatened complaint, order, directive, claim, citation or notice from any Authority under applicable Hong Kong law and local requirements which has, or could reasonably be expected to have, a Material Adverse Effect or any material impact on the implementation or operations of the Aptorum Group Limited.

5.	The Aptorum Group Limited must appoint senior operational officer(s) or other appropriate personnel satisfactory to Peace Range Limited to be responsible for the implementation, operation and maintenance of the E&S Management System and must notify the Peace Range Limited in writing immediately of the removal or replacement (for whatever reason) of that person. Different officers or personnel may be responsible for different aspects of the E&S Management System (i.e. Environmental, Health & Safety, Human Resources, Community liaison, etc.).

6.	The Aptorum Group Limited must implement, maintain and continuously improve the E&S Management System, including deploying employees of sufficient expertise and seniority as is necessary for this purpose.

7.	The Aptorum Group Limited must implement the environmental & social mitigation and management measures specified, subject to any period permitted to achieve compliance, in the ESAP.

8.	The Aptorum Group Limited should consider the potential for positive environmental and social impact from their business activities and how these could also benefit the business, for example through cost savings, reduced staff turnover or improved stakeholder relations. These should include adopting, developing, offering or marketing:

a.	products, services, skills or employment opportunities that could benefit community stakeholders;

b.	a living wage that is sufficient to meet workers’ needs; and

c.	resource efficient, greenhouse gas reducing or low carbon technologies or working practices.

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9.	The Aptorum Group Limited must, as soon as it is available, but in any event no later than 90 days after each financial year end, deliver to Peace Range Limited an E&S annual monitoring report (AMR) in the Agreed Form. The monitoring report must set out in detail the progress the Aptorum Group Limited has made towards implementing the ESAP, the E&S covenants, or identifying any non-compliance or failure, the actions being taken to remedy any such deficiency, and include measures of development impact (KPIs). The monitoring report must be approved annually by the Aptorum Group Limited’s board of directors.

10.	The Aptorum Group Limited must, as soon as it is available, but in any event no later than 10 days after each half year end, deliver to Peace Range Limited a Regular Monitoring Report (RMR) in the Agreed Form. The monitoring report must set out progress Aptorum Group Limited has made towards implementing the ESAP, provide details on any E&S incidents or non-compliances, and provide an up-date on KPIs and agreed targets.

11.	The Aptorum Group Limited must promptly send Peace Range Limited any internal audit report prepared for the Aptorum Group Limited which addresses the Investee’s compliance with all or any part of the E&S Requirements.

12.	At the request of Peace Range Limited, Aptorum Group Limited shall, as promptly as possible, but in any event not more than 30 days after such request by Peace Range Limited, provide Peace Range Limited with certifications of compliance from any Governmental Authorities in relation to the matters described in this Section.

13.	Aptorum Group Limited must inform Peace Range Limited in writing immediately upon becoming aware of:

a.	any E&S Claim being commenced or threatened against Aptorum Group Limited or any facts or circumstances which will or are reasonably likely to result in such an E&S Claim being commenced;

b.	any written notice or other allegation received by, or brought to the attention of Aptorum Group Limited to the effect that any E&S Requirements has been breached;

c.	any actions which may constitute a E&S Crime committed by or on behalf of the Aptorum Group Limited; and

d.	any enquires from government enforcement authorities concerning any act that may constitute a E&S Crime by or on behalf of Aptorum Group Limited.

14.	If Peace Range Limited notifies Aptorum Group Limited that it believes that there may have been a breach of the E&S Requirements, the Company must cooperate in good faith with Peace Range Limited in determining whether a breach has occurred. Aptorum Group Limited must respond promptly and in reasonable detail to any request for information from Peace Range Limited and provide documentary support for the response if requested.

15.	Aptorum Group Limited must notify the Peace Range Limited of the following events promptly, but in any event within 3 days after their occurrence. The Aptorum Group Limited must supply to Peace Range Limited within 14 days of the event a report incorporating, in each case, details of (1) the nature of the incident and the on-site and off-site effects and (2) any action the Aptorum Group Limited proposes to take to remedy the effect of the event. The Company must keep Peace Range Limited informed about the progress of any remedial action. The events are any of the following which affect any employee, customer, supplier or other person who has dealings with, or is affected by the activities of, Aptorum Group Limited or which occur on or nearby any site, plant, equipment or facility of the Aptorum Group Limited:

a.	incident resulting in death or permanent injury to any person;

b.	any other incident which has a material negative impact on the environment or the health, safety and security situation (including without limitation any explosion, spill or workplace accident which results in death, serious or multiple injuries or material environmental contamination); and

c.	any incident of a social nature (including without limitation any violent labour unrest or dispute with local communities), which has or is reasonably likely to have a material negative effect on the social and cultural context.

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16.	Aptorum Group Limited must permit Peace Range Limited, and their appointed advisers unrestricted access to Aptorum Group Limited at all reasonable times and on reasonable notice to:

a.	meet with senior management of the Aptorum Group Limited to discuss any questions or issues in relation to E&S Requirements;

b.	investigate any failure to comply with or implement the E&S Requirements (including the non-implementation of any ESAP);

c.	inspect and to take copies and extracts from the records of the Aptorum Group Limited; and

d.	view the premises of the Aptorum Group Limited.

17.	If Peace Range Limited consider that an E&S Breach has (or may have) have occurred, Peace Range Limited shall inform Aptorum Group Limited of their suspicions and shall have the right to appoint consultants to investigate the possible breach. Thereafter, Peace Range Limited and Aptorum Group Limited shall meet to discuss possible remedies for the E&S Breach.

18.	Aptorum Group Limited must ensure compliance with the following working conditions and labour rights:

a.	not employ or make use of forced labour;

b.	not employ or make use of child labour;

c.	pay wages which meet or exceed industry or legal national minima;

d.	not discriminate in terms of recruitment, progression, terms and conditions of work and representation, on the basis of personal characteristics unrelated to inherent job requirements, including gender, race, colour, caste, disability, political opinion, sexual orientation, age, religion, social or ethnic origin, marital status, membership of workers’ organisations, legal migrants, or HIV status (unless positive discrimination is permitted by law and is intended to address a historical imbalance);

e.	adopt an open attitude towards workers’ organisations and respect the right of all workers to join or form workers’ organisations of their own choosing, to bargain collectively and to carry out their representative functions in the workplace in accordance with Hong Kong Legal Requirements

f.	provide reasonable working conditions including a safe and healthy work environment, working hours that are not excessive and clearly documented terms of employment, respecting conditions established, by collective agreement or otherwise, for work in the trade or industry concerned in the area where the work is carried out;

g.	provide an appropriate grievance mechanism that is available to all workers and where appropriate other stakeholders, and which includes grievances brought by those affected by the operation of Aptorum Group Limited; and

h.	implement policies and procedures for, and encourage, the reporting of wrongdoing and misconduct by staff, employees and contractors in their dealings with each other or with third parties.

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EXCLUSION LIST

1.	Forced labor[1] or child labor[2].

2.	Activities or materials deemed illegal under host country laws or regulations or international conventions and agreements, or subject to international phase-outs or bans, such as:

a)	Ozone depleting substances, PCB’s (Polychlorinated Biphenyl’s) and other specific, hazardous pharmaceuticals, pesticides/herbicides or chemicals;

b)	Wildlife or products regulated under the Convention on International Trade in Endangered Species or Wild Fauna and Flora (CITES); or

c)	Unsustainable fishing methods (e.g. blast fishing and drift net fishing in the marine environment using nets in excess of 2.5 km in length).

3.	Cross-border trade in waste and waste products, unless compliant to the Basel Convention and the underlying regulations.

4.	Destruction3 of High Conservation Value areas[4].

5.	Radioactive materials[5] and unbounded asbestos fibres.

6.	Construction of new and extension of any existing coal fired thermal power plants.

7.	Pornography and/or prostitution.

8.	Racist and/or anti-democratic media.

9.	In the event that any of these following products form a substantial part of a project’s primary financed business activities:[6]

a)	Alcohol beverages (except beer and wine);

b)	Tobacco;

c)	Weapons and munitions; or

d)	Gambling, casinos and equivalent enterprises.

[1]	Forced labor means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty as defined by ILO conventions.

[2]	Persons may only be employed if they are at least 15 years old, as defined in the ILO Fundamental Human Rights Conventions (Minimum Age Convention C138, Art.2), unless local legislation specifies compulsory school attendances or the minimum age for working. In such cases the higher age shall apply.

[3]	Destruction means the (1) elimination or severe diminution of the integrity of an area caused by a major, long-term change in land or water use or (2) modification of a habitat in such a way that the area’s ability to maintain its role is lost.

[4]	High Conservation Value (HCV) areas are defined as natural habitats where these values are considered to be of outstanding significance or critical importance (see http://www.hcvnetwork.org).

[5]	This does not apply to the purchase of medical equipment, quality control (measurement) equipment or any other equipment where the radioactive source is understood to be trivial and/or adequately shielded.

[6]	For Portfolio Companies, “substantial” means more than 10% of their consolidated balance sheets or earnings. For financial institutions (banks), “substantial” means more than 10% of their underlying portfolio.

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